Exhibit 2.2

AGREEMENT OF MERGER
OF
PARENT
MERGER SUB
AND
COMPANY

This Agreement of Merger, is made as of the 15th day of October, 2007 (“Agreement of Merger”), by and among Commerce Planet, Inc., a Utah corporation (“Parent”), I-Corp Acquisition Sub, Inc., a California corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Iventa Corporation, a California corporation (the “Company”).

RECITALS

A.           The Company, Merger Sub and Parent have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated October 12, 2007, by and among Parent, Merger Sub, I-Corp Merger Sub, LLC, a California limited liability company, and the Company, and Jamison Stafford, providing for certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.  This Agreement of Merger and the Merger Agreement are intended to be construed together to effectuate their purpose.

B.           The Boards of Directors of Parent, Merger Sub and the Company and the shareholders of the Company have approved a merger pursuant to which the Company shall be acquired through a merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

AGREEMENTS

The parties hereto hereby agree as follows:

1.  The Merger.  Merger Sub shall be merged with and into the Company and the Company shall be the surviving corporation.  The Company after the effective time of the Merger is sometimes referred to herein as the “Surviving Corporation.”

2.  Effective Time.  The Merger shall become effective at such time (the “Effective Time”) as this Agreement of Merger and the officers’ certificates each of Merger Sub and the Company are accepted for filing with the Secretary of State of the State of California pursuant to Section 1103 of the Corporations Code of the State of California.

3.  Conversion.  At the Effective Time of the Merger:

 (i)           all shares of Common Stock of the Company (the “Company Common Stock”), that are owned directly or indirectly by the Company or any subsidiary of the Company shall be cancelled, and no securities of Parent or other consideration shall be delivered in exchange therefor;

(ii)           all shares of Common Stock of the Merger Sub (the "Merger Sub Common Stock"), that are owed directly or indirectly by the Merger Sub or any subsidiary of the Merger Sub shall be canceled without consideration, and no securities of Parent or other consideration shall be delivered in exchange therefor;

(iii)           each of the issued and outstanding shares of Parent shall remain outstanding as one validly issued, fully paid and nonassessable share of the capital stock of Parent;

(iv)           each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, held by persons who have demanded and perfected dissenters’ rights for such shares in accordance with the Corporations Code of the State of California and who, as of the Effective Time, have not effectively withdrawn or lost such dissenters’ rights, referred to hereinafter as “Dissenting Shares”, and those shares being cancelled pursuant to clause (i) above) shall be converted automatically into the right to receive,

(1)           a number of shares (rounded down to the nearest whole share) of the common stock of Parent ("Parent Common Stock") equal to the quotient obtained from dividing (1) $1,245,609 by (2) $0.73, and then dividing such quotient by the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus,

(2)           if the Surviving Corporation produces at least $800,000 of net profit by the first anniversary of the Effective Time, a number of additional shares (rounded down to the nearest whole share) equal to the quotient obtained from dividing (1) $300,000 by (2) the average closing price of a share of Parent Common Stock (as reported on the Over-the-Counter Bulletin Board (the "OTCBB") for the five (5) trading days immediately preceding the date of the Surviving Corporation's determination of its net profit) and then dividing such quotient by the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus

(3)           if the Surviving Corporation produces at least $1,000,000 of net profit by the first anniversary of the Effective Time, a number of additional shares (rounded down to the nearest whole share) equal to the quotient obtained from dividing (1) $200,000 by (2) the average closing price of a share of Parent Common Stock (as reported on the OTCBB for the five (5) trading days immediately preceding the date of the Surviving Corporation's determination of its net profit) and then dividing such quotient by the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus

(4)           if the Surviving Corporation produces at least $2,400,000 of additional net profit by the second anniversary of the Effective Time, a number of additional shares (rounded down to the nearest whole share) equal to the quotient obtained from dividing (1) $300,000 by (2) the average closing price of a share of Parent Common Stock (as reported on the OTCBB for the five (5) trading days immediately preceding the date of the Surviving Corporation's determination of its net profit) and then dividing such quotient by the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time plus $300,000 in cash divided by the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus

(5)           if the Surviving Corporation produces at least $3,000,000 of additional net profit by the second anniversary of the Effective Time, a number of additional shares (rounded down to the nearest whole share) equal to the quotient obtained from dividing (1) $200,000 by (2) the average closing price of a share of Parent Common Stock (as reported on the OTCBB for the five (5) trading days immediately preceding the date of the Surviving Corporation's determination of its net profit) and then dividing such quotient by the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus $200,000 in cash divided by the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

4.  Fractional Shares.  No fraction of a share of Parent Common Stock will be issued in the Merger, but in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fraction, multiplied by (b) $0.73.

5.  Dissenting Shares.  Any Dissenting Shares shall not be converted into the right to receive Parent Common Stock and/or the applicable cash amount but shall be converted into such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the law of the State of California.  If after the Effective Time any Dissenting Shares shall lose their status as Dissenting Shares, then as of the occurrence of the event which causes the loss of such status, such shares shall be converted into the right to receive Parent Common Stock and/or the applicable cash amount in accordance with Section 3.

6.  Conversion of Company Common Stock.  The conversion of the Company Common Stock into the right to receive Parent Common Stock and cash as provided by this Agreement of Merger shall occur automatically at the Effective Time without action by the holders thereof.  Each holder of Company Common Stock shall thereupon have the right to receive certificates representing the applicable number of shares of Parent Common Stock (and cash in lieu of fractional shares) and cash in accordance with the Merger Agreement upon compliance with the exchange procedures set forth therein.

7.  Effect of the Merger.  At the Effective Time, the separate existence of the Merger Sub shall cease, and the Company shall succeed, without other transfer, to all of the rights and properties of Merger Sub and shall be subject to all the debts and liabilities thereof in the same manner as if Merger Sub had itself incurred them.  All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of each corporation shall be limited to the property affected thereby immediately prior to the Effective Time.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

8.  Articles of Incorporation; Bylaws; Directors and Officers of Surviving Corporation

(a)           The articles of incorporation of the Surviving Corporation immediately prior to the Merger shall continue to be the articles of the Surviving Corporation after the Effective Time until such time as amended in accordance with the bylaws and articles of incorporation.

(b)           The bylaws of the Surviving Corporation immediately prior to the Merger shall continue to be the bylaws of the Surviving Corporation after the Effective Time until such time as amended in accordance with the bylaws and articles of incorporation.

(c)            The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

9.           Miscellaneous.

(a)           Notwithstanding the approval of this Agreement of Merger by the shareholders of the Company and Merger Sub, this Agreement of Merger shall terminate forthwith in the event that the Merger Agreement shall be terminated as therein provided, prior to the Effective Time.

(b)           In the event of the termination of this Agreement of Merger as provided above, this Agreement of Merger shall forthwith become void and there shall be no liability on the part of the Company, Merger Sub or Parent or their respective officers or directors, except as otherwise provided in the Merger Agreement, prior to the Effective Time.

(c)           This Agreement of Merger may be signed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

(d)           Prior to the Effective Time, this Agreement of Merger may be amended by the parties hereto any time before or after approval hereof by the shareholders of the Company and Merger Sub, but, after such approval, no amendments shall be made which by law require the further approval of such shareholders without obtaining such approval.  This Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement of Merger as of the date first written above.

Commerce Planet, Inc., a Utah corporation

By:______________________________________________
Name:________________________________________
Title:_________________________________________

By:______________________________________________
Name:
Title: Secretary

I-Corp Acquisition Sub, Inc., a California corporation

By:_____________________________________________
Name:_______________________________________
Title:________________________________________

By:______________________________________________
Name:
Title: Secretary

Iventa Corporation, a California corporation

By:_____________________________________________
Name:_______________________________________
Title:________________________________________

By:______________________________________________
Name:________________________________________
Title: Secretary

[SIGNATURE PAGE TO AGREEMENT OF MERGER]

OFFICERS’ CERTIFICATE
OF
IVENTA CORPORATION, INC

Jamison Stafford, President and James Hall, Secretary, of Iventa Corporation, a corporation duly organized and existing under the laws of the State of California (the “Corporation”), do hereby certify:
1.  That they are the duly elected, acting and qualified President and the Secretary, respectively, of the Corporation.
2.  There is one class of shares consisting of 30,000,000 shares of Common Stock, no par value per share (the “Common Stock”).  There are 12,839,950 shares of Common Stock issued and outstanding and entitled to vote on the Agreement of Merger in the form attached.
3.  The Agreement of Merger in the form attached was duly approved by the board of directors of the Corporation in accordance with the Corporations Code of the State of California.
4.  Approval of the Agreement of Merger by the holders of at least a majority of the outstanding shares of Common Stock voting together as a class was required. The percentage of the outstanding shares of the Corporation’s Common Stock entitled to vote on the Agreement of Merger which voted to approve the Agreement of Merger equaled or exceeded the vote required.

Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge.  Executed in Los Angeles, California, on October 15, 2007.

Name: Jamison Stafford
Title: President

Name: James Hall
Title: Secretary

[SIGNATURE PAGE TO COMPANY OFFICERS’ CERTIFICATE]

OFFICERS’ CERTIFICATE
OF
I-CORP. ACQUISITION SUB, INC.

Michael Hill, President, and David Foucar, Secretary, of I-Corp. Acquisition Sub, Inc., a corporation duly organized and existing under the laws of the State of California (the “Corporation”), do hereby certify:

1.           That they are the duly elected, acting and qualified President and Secretary, respectively, of the Corporation.

2.           That the Agreement of Merger in the form attached was duly approved by the Board of Directors of the Corporation alone under the provisions of Section 1200 of the California Corporations Code.

3.           That the Agreement of Merger in the form attached was approved by 100% of the shareholders of the Corporation, as required by California Corporations Code Section 1202(a), as the shares of the Corporation are being cancelled without consideration.

4.           No vote of the shareholders of the Corporation's Parent was required pursuant to Section 1201(b) of the California Corporations Code.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed in Santa Barbara, California this 15th day of October, 2007.

Michael Hill, President

David Foucar, Secretary

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